Exhibit 10.19

SECOND AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and effective as of February 12, 2012 (the “Effective Date”) by and between Fender Musical Instruments Corporation, a Delaware corporation (“Fender” or the “Company”), and Larry Thomas, an individual, on the other hand (“Executive”).

WHEREAS, Executive is currently employed as the Company’s Chief Executive Officer;

WHEREAS the Company and Executive had previously entered into an employment agreement dated and effective as of August 1, 2010 (the “Initial Agreement”) and an amended and restated employment agreement dated and effective as of August 15, 2011 (the “Prior Agreement”); and

WHEREAS, the Company and Executive wish to amend and restate the Prior Agreement as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, terms and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed between the Company and Executive that, effective as of the Effective Date, this Agreement amends and restates the Prior Agreement in its entirety as follows:

1. Initial Term/Employment Period. Fender hereby employs Executive, and Executive hereby agrees to employment as Chief Executive Officer of Fender, for an initial term to end on March 31, 2015 (the “Initial Term”), unless the employment is earlier terminated as provided herein. Fender and Executive agree to discuss, in good faith, the possibility of an extension of the Initial Term on or by September 30, 2014. During the Initial Term or, if shorter, that portion of the Initial Term during which Executive remains continuously employed by Fender (the “Employment Period”), Executive shall perform such services, consistent with his title, as may from time to time be assigned to, or expected from, him by the Board of Directors of Fender.

2. Compensation, Expenses and Other Benefits.

(a) Commencing January 1, 2012 and for the remainder of the Employment Period, Fender agrees to pay Executive for all of his services hereunder during the Employment Period, a salary of $800,000 per annum (“Base Compensation”), payable in installments in accordance with the payroll practices of Fender, as in effect from time to time, which salary shall be subject to annual review, and shall be subject to potential increase in the sole discretion of the Board of Directors of Fender.

(b) During the Employment Period, Executive shall be eligible to participate in Fender’s Annual Incentive Plan (or any successor plan), as in effect from time to time (the “Annual Incentive Plan”). Executive’s target annual incentive opportunity under the Annual Incentive Plan will be no less than 100% of Base Compensation earned for any portion of the Employment Period. Executive’s annual bonus, if any, shall otherwise be subject to the terms of the Annual Incentive Plan.

(c) Executive hereby acknowledges that (i) the stock option grant over 8,475 shares of Class B Common Stock of the Company that was made to Executive by the Company on August 15, 2011 is in full satisfaction of all remaining obligations of the Company under Section 2(c) of the Initial Agreement and (ii) the Company is not obligated to make any additional awards of stock options or other equity-based awards to Executive during the Initial Term.

(d) Employee acknowledges that the Company paid the final installment due to AvantAir, which was due on November 15, 2011. As of January 1, 2012, any other costs associated with air travel (other than business travel covered under Section 2(e) below) to and from Fender shall be borne by Executive.

(e) For travel done on behalf of the Company, Executive shall fly in accordance with the terms of the Company’s Travel & Entertainment policy as in effect from time to time.

(f) During the Employment Period, Fender shall also provide a leased vehicle reasonably acceptable to Executive for his use. The value of such leased vehicle will be imputed income to Executive and will be grossed up for Federal and state tax purposes.

3. Extent of Services. During the Employment Period, Executive agrees to devote his business loyalties and his business time and attention to the affairs of Fender and to perform duties customarily incident to his office and such other duties as may from time to time be assigned to, or expected from, him by Fender’s Board of Directors, except during vacation periods and reasonable periods of illness or other incapacity consistent with the practices of Fender. With the approval of Fender’s Board of Directors, which shall not be unreasonably withheld, Executive may participate in business associations, charities or the board of directors of other companies. Further, nothing in this Agreement shall prevent Executive from investing his assets in such form or manner as will not require his services in the operation of the affairs of the companies in which such investments are made, and in accordance with Section 12 herein.

4. Benefit Plans.

(a) During the Employment Period, Executive shall have the same rights as other Fender employees in comparable executive positions to participate in any retirement, pension, insurance, medical, hospital or other plans (“Benefit Plans”), as in effect from time to time, it being understood that eligibility and other requirements for such participation shall be controlled by the respective plan(s) and plan documents, and that Fender retains the sole right to implement, change or terminate any such Benefit Plans in its discretion. In addition, at all times after the termination of Executive’s employment until the later of Executive’s death or the death of his current wife, Gina, Fender will, at the request of Executive and to the extent legally and administratively feasible, provide to Executive and his wife health and life insurance benefits in the retiree subgroup of the Corporation’s existing health and welfare plan (or any successor plan); provided, that Executive and/or Gina shall pay all retiree/spousal and Company premiums and any other related costs incurred by Fender in connection with the provisions of such insurance coverage and; provided, further, that such retiree medical coverage shall be secondary to Medicare coverage and Medicare coverage shall be primary. Executive shall take all steps reasonably required to coordinate the coverage provided by the Company with Medicare as required by this Section 4(a).

(b) Nothing in this Agreement shall be deemed to affect Executive’s rights with respect to Fender stock options or other equity-based awards. All rights with respect to such stock options and other equity-based awards shall be governed exclusively by the applicable stock option and equity-based award plan(s) and award agreement(s), which shall not be deemed to be modified or amended in any way by this Agreement.

(c) During the Employment Period, Executive shall take all steps reasonably required for the Company to obtain and maintain key man life insurance on Executive.

5. Working Facilities. Executive shall have a private office, reasonable administrative assistance, and such other facilities and services as are suitable to his position and appropriate for the performance of his duties during the Employment Period.

6. Termination.

(a) By Fender with or without Cause. Fender may terminate the Employment Period with or without Cause at any time, subject to the notice provisions hereof. For purposes of this Agreement, the term “Cause” shall mean: (1) Executive’s misappropriation (or attempted misappropriation) of any of the Company’s funds or property, or (2) Executive’s conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, or a misdemeanor that involves moral turpitude or any other fraudulent act, (3) Executive’s continued or repeated failure to substantially perform his duties (after notice and a reasonable opportunity to cure) (4) Executive’s commission of an act of dishonesty, insubordination or gross misconduct toward the Company, (5) Executive’s commission of any act materially detrimental to the interest of the Company, including its goodwill, (6) Executive’s continued material breach of any of the terms of this Agreement (after notice and a reasonable opportunity to cure), or (7) Executive’s breach of Section 12 or 13 of this Agreement.

(b) By Executive for any Reason. Executive may terminate this Agreement for Good Reason or for any reason at any time, subject to the notice provisions hereof. For purposes of this Agreement, the term “Good Reason” shall mean: (1) a material diminution in Executive’s Base Compensation or target bonus opportunity under the Annual Incentive Plan (or any successor plan), (2) a material diminution in Executive’s authority, duties, or responsibilities, (3) a requirement that Executive reports to an employee of Fender instead of reporting directly to the Board, (4) a material diminution in the budget over which Executive retains authority, (5) a material change in the geographic location of Executive’s position, or (6) any other action by Fender that constitutes a material breach of this Agreement. Notwithstanding the foregoing, Executive hereby acknowledges that the appointment by Fender of a Chief Operating Officer with authority, responsibilities and reporting relationships as specified and designated by the Board, which such appointment may result in changes to Executive’s authority, duties, responsibilities or reporting relationships, shall not constitute “Good Reason”. Furthermore, no termination of Executive’s employment shall be for Good Reason unless Executive gives the Company written notice within 90 days of Executive obtaining knowledge of circumstances giving rise to Good Reason (describing in reasonable detail the circumstances and the Good Reason event that has occurred) and the Company does not remedy these circumstances within 30 days of receipt of such notice. In addition, an event will not give rise to Good Reason if it is made with Executive’s express written consent.

(c) Fender may terminate the Employment Period other than for Cause and Executive may terminate employment for Good Reason, in each case, upon ninety (90) days written notice to the other party, provided that in such an event, Executive will be entitled to receive all payments set forth in Sections 7(a) and (b) below. The Company may determine in its sole discretion and at any time to pay Executive the portion of his Base Compensation applicable to all or a portion of such notice period in lieu of such notice.

(d) Fender may terminate the Employment Period for Cause immediately following any cure period provided for in (a) above, upon written notice to Executive and Executive may terminate employment for any reason other than Good Reason upon thirty (30) days’ prior written notice to the Company, provided that in each case, Executive shall only receive the accrued compensation and benefits set forth in Section 7(a). If applicable, the Company may determine in its sole discretion and at any time to pay Executive the portion of his Base Compensation applicable to all or a portion of such notice period in lieu of such notice.

7. Payments Upon Termination.

(a) Accrued Compensation and Other Benefits. Upon any termination of the Employment Period, the Company will pay Executive (i) Executive’s Base Compensation as pro-rated through the termination date, to the extent not already paid, (ii) reimbursement (in accordance with the Company’s expense reimbursement policy) for reasonable and necessary business expenses incurred by Executive on behalf of the Company before the termination date, (iii) Executive’s accrued and unused vacation pay (in accordance with the Company’s vacation policy) to the extent not already paid, and (iv) any bonuses and incentive compensation to which Executive is entitled under the terms of applicable bonus or incentive plans or awards maintained by the Company. In addition, the Company will pay or provide Executive, to the extent not already paid or provided, any amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or other contract or agreement of the Company through the termination date.

(b) Severance Pay. Upon termination of the Employment Period (i) by Fender other than for Cause or (ii) by Executive for Good Reason, Executive shall be entitled to receive a lump sum amount in cash equal to his Base Compensation for the remainder of the Initial Term, if any. Upon termination of the Employment Period (i) by Fender (or any successor) other than for Cause or (ii) by Executive for Good Reason, in each case following a Change in Control, as defined blow, Executive shall not be paid the severance amount described in the preceding sentence, but rather shall be entitled to receive a lump sum amount in cash equal to (A) his Base Compensation for the remainder of the Initial Term, if any, plus (B) an additional amount, if any, necessary so that the total amount payable to Executive under this sentence is equal to at least two (2) years’ Base Compensation. In addition, Fender shall pay or reimburse Executive for any and all COBRA payments or other benefit continuation expenses incurred by Executive during the remainder of the Initial Term (provided that such reimbursements shall not exceed Fender’s costs for such benefits prior to the termination).

(c) For purposes of this Agreement, the term “Change in Control” shall mean:

(i) During any period of not more than two years, the Incumbent Directors no longer represent a majority of the Board. “Incumbent Directors” are (A) the members of the Board as of August 21, 2008 and (B) any individual who becomes a director thereafter whose appointment or nomination was approved by at least a majority of the Incumbent Directors then on the Board (either by specific vote or by approval, without prior written notice to the Board objecting to the nomination, of a proxy statement in which the member was named as nominee). However, the Incumbent Directors will not include anyone who becomes a member of the Board thereafter as a result of an actual or threatened election contest or proxy or consent solicitation on behalf of anyone other than the Board, including as a result of any appointment, nomination or other agreement intended to avoid or settle a contest or solicitation.

(ii) There is a beneficial owner of securities entitled to 30% or more of the total voting power of the Company’s then-outstanding securities in respect of the election of the Board (“Voting Securities”), other than by (A) the Company, any subsidiary of it or any employee benefit plan or related trust sponsored or maintained by the Company or any subsidiary of it; (B) any underwriter temporarily holding securities pursuant to an offering of them; or (C) anyone who becomes a beneficial owner of that percentage of Voting Securities as a result of an Excluded Transaction (as defined in Section iii below without regard to Section iii(B)).

(iii) Consummation of a merger, consolidation, statutory share exchange or similar transaction (including an exchange offer combined with a merger or consolidation) involving the Company (a “Reorganization”) or a sale, lease or other disposition (including by way of a series of transactions or by way of merger, consolidation, stock sale or similar transaction involving one or more subsidiaries) of all or substantially all of the Company’s consolidated assets (a “Sale”) other than an Excluded Transaction. An “Excluded Transaction” is a Reorganization or Sale pursuant to which immediately following such Reorganization or Sale:

(A) 50% or more of the total voting power of the Surviving Company’s then-outstanding securities in respect of the election of directors (or similar officials in the case of a non-corporation) is represented by Voting Securities outstanding immediately before the Reorganization or Sale or by securities into which such Voting Securities were converted in the Reorganization or Sale;

(B) there is no beneficial owner of securities entitled to 30% or more of the total voting power of the then-outstanding securities of the Surviving Company in respect of the election of directors (or similar officials in the case of a non-corporation); and

(C) a majority of the board of directors of the Surviving Company (or similar officials in the case of a non-corporation) were Incumbent Directors at the time the Board approved the execution of the initial agreement providing for the Reorganization or Sale. The “Surviving Company” means (a) in a Reorganization, the entity resulting from the Reorganization or (b) in a Sale, the entity that has acquired all or substantially all of the assets of the Company, except that, if there is a beneficial owner of securities entitled to 95% of the total voting power (in respect of the election of directors or similar officials in the case of a non-corporation) of the then-outstanding securities of the entity that would otherwise be the Surviving Company, then that beneficial owner will be the Surviving Company.

(iv) The Company’s stockholders approve a plan of complete liquidation or dissolution of the Company.

For purposes of this definition of “Change in Control”, (i) any sale of only Weston Presidio L.P.’s interests in the Company that is approved by the Board shall not constitute a “Change in Control, and (ii) the term “beneficial owner” has the meaning assigned in Rule 13d-3 under the 1934 Act, as that rule is in effect as of the date hereof. After any Excluded Transaction, the Surviving Company will be treated as the Company for all purposes of the definition of Change in Control.

(d) Form and Time of Payment. The cash amounts provided for in Sections 7(a) and (b) above shall be paid in a single lump sum payment on the regularly scheduled payroll day immediately following the 30th day after Executive’s termination date (but in no event later than March 15th of the year following the year in which such termination occurred). Notwithstanding the preceding sentence, (A) if Executive is a “specified employee” at the time he terminates employment with Fender and any payment or benefit under Section 7 is determined to constitute non-qualified deferred compensation, such payment shall be made or such benefit shall be provided on the date that is six months after termination of employment with the Company, all as determined in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, applying all default provisions under such regulations.

(e) If Executive is subject to the excise tax imposed under Section 4999 of the Code, the provisions of Appendix A hereto shall apply.

8. Death During Employment. In addition to any other benefits Executive may be entitled to under the Benefit Plans and Section 7(a) above, if Executive dies during the Employment Period, Fender shall pay to the estate of Executive a lump sum payment within thirty (30) days following death an amount equal to the Base Compensation, at the rate then in effect, that would have been otherwise payable to Executive up to the end of the month in which his death occurred and for three (3) additional months thereafter. In addition, Fender shall pay to the estate of Executive a lump sum pro rata bonus payment pursuant to the terms and conditions of Fender’s Annual Incentive Plan (or any successor plan).

9. Disability. In the event Executive shall become Disabled during the Employment Period, as determined by a health care professional suitable to Fender (and established by a second opinion at Fender’s option), in addition to any other benefits Executive may be entitled to under the Benefit Plans and Section 7(a) above, Fender shall (i) pay to Executive a lump sum pro rata bonus payment pursuant to the terms and conditions of Fender’s Annual Incentive Plan (or any successor plan) and (ii) continue to pay to Executive his Base Compensation, at the rate then in effect, for up to thirteen (13) weeks following the date Executive became Disabled. For the purpose of this Agreement, Executive shall be “Disabled” if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

10. Vacations. Executive shall be entitled to six (6) weeks of annual vacation during the Employment Period, during which time his compensation shall be paid in full.

11. Expenses. Provided Executive provides proper documentation as may be required by Fender from time to time, and demonstrates an appropriate business purpose, during the Employment Period, Fender will reimburse Executive for expenses incident to the rendering of services hereunder. Reimbursement of expenses shall be made within thirty (30) days of the date a request for reimbursement is submitted in accordance with Fender’s policy.

12. Exclusivity/Non-Competition. Executive acknowledges that (a) his employment by Fender (which for purposes of Sections 12, 13 and 14 shall mean Fender, its subsidiaries and affiliates) is of a special, personally unique, artistic, unusual, extraordinary and intellectual character, and (b) the nature of Executive’s services, position and expertise is such that he is capable of competing with Fender from nearly any location in the world. Executive further acknowledges that his employment hereunder will, throughout the Employment Period, bring him into close contact with many confidential affairs of Fender, including without limitation information about costs, profits, customers, markets, sales, products, key personnel, pricing policies, operational methods, trade secrets and other business affairs and methods and other information not readily available to the public, and plans for further development (“Confidential Information”). In recognition of the considerations described in the foregoing provisions of this Section 12 and in the preamble to this Agreement, Executive covenants and agrees that, during the Employment Period and thereafter for any period after termination of the Employment Period during or for which Executive receives payments, compensation and/or severance pay from Fender, , he will not, in the United States of America, or in any state or other country in which Fender is engaged in any Competitive Business (as defined in the last sentence of this Section 12), directly or indirectly: (i) enter into the employ of or render any services to any person, firm or corporation engaged in any Competitive Business; (ii) engage in any Competitive Business for his own account; (iii) become interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) induce, for Executive or any other person or entity, any present or future employee of Fender to leave the employ of Fender and/or seek or accept employment with Executive or with any other person or firm engaged in a Competitive Business; provided, however, that nothing contained in this Section 12 shall be deemed to prohibit Executive from acquiring, solely as an investment through market purchases, securities of such a corporation engaged in any Competitive Business which are registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934 and which are publicly traded so long as such securities do not in the aggregate exceed one percent (1%) of any class of securities of such corporation. The term “Competitive Business,” as used in this Agreement, shall mean the design, manufacture or distribution of musical instruments of any category dealt in by Fender at any time during Executive’s employment by Fender under this Agreement or otherwise.

13. Protection of Confidential Information. In recognition of the considerations described in Section 12 hereof, Executive covenants and agrees that he will deliver promptly a termination of this Agreement, or at any other time Fender may also request, all Confidential Information in the form of memoranda, notes, records, reports and any other documents or media (and all copies thereof) relating to Fender’s business which he may then possess or have under his control. In addition, for as long as such information remains sensitive and confidential in nature, and is not made public

(through no fault of Executive), Executive agrees that he will hold in strictest confidence all matters of Fender that are not otherwise in the public domain and will not disclose them to anyone outside of Fender or use them for himself or otherwise, either during or after the Employment Period. If, and only if, a court or tribunal of final jurisdiction finds this restriction overbroad as to time, then this restriction shall have a duration of five (5) years from the termination of the Employment Period.

14. Remedies. If Executive commits a breach of any of the provisions of Sections 12 or 13 of this Agreement, in addition to Fender’s rights to terminate its obligations hereunder, Fender shall have the right to an injunction or order of specific enforcement, without necessity of posting a bond or providing independent evidence of irreparable injury, by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Fender and that money damages will not provide an adequate remedy to Fender. Fender and Executive recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of agreements similar to those contained in Section 12 hereof. It is the intention of Fender and Executive that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which such enforcement is sought.

15. Dispute Resolution.

(a) Any and all disputes arising under, pertaining to or touching upon this Agreement, or the statutory rights or obligations of either party hereto, shall, if not settled by negotiation, be subject to non-binding mediation before an independent mediator selected by the parties pursuant to Section 15(b). Notwithstanding the foregoing, both Executive and Company may seek preliminary injunctive or other judicial relief if such action is necessary to avoid irreparable damage during the pendency of the proceedings described in this Section 15. Any demand for mediation shall be made in writing and served upon the other party to the dispute, by certified mail, return receipt requested, at the address specified in this Agreement. The demand shall set forth with reasonable specificity the basis of the dispute and the relief sought. The mediation hearing will occur at a time and place convenient to the parties in Maricopa County, Arizona, within thirty (30) days of the date of selection or appointment of the mediator. Mediation or the waiver of mediation by both parties shall be a condition precedent to Arbitration.

(b) In the event that the dispute is not settled through mediation, the parties shall then proceed to binding arbitration before an independent arbitrator selected pursuant to Section 15. The mediator shall not serve as the arbitrator. EXCEPT AS PROVIDED IN SECTION 14, ALL DISPUTES INVOLVING ALLEGED UNLAWFUL EMPLOYMENT DISCRIMINATION, TERMINATION BY ALLEGED BREACH OF CONTRACT OR POLICY, OR ALLEGED EMPLOYMENT TORT COMMITTED BY COMPANY OR A REPRESENTATIVE OF COMPANY, INCLUDING CLAIMS OF VIOLATIONS OF FEDERAL OR STATE DISCRIMINATION STATUTES OR PUBLIC POLICY, SHALL BE RESOLVED PURSUANT TO THIS SECTION 15 AND THERE SHALL BE NO RECOURSE TO COURT, WITH OR WITHOUT A JURY TRIAL.

The arbitration hearing shall occur at a time and place convenient to the parties in Maricopa County, Arizona, within sixty (60) days of selection or appointment of the arbitrator unless such time period is extended by the arbitrator for good cause shown. If Company has adopted, with the consent of Executive, a policy that is applicable to arbitrations with executives, the arbitration shall be conducted in accordance with said policy, to the extent that the policy is consistent with this Agreement and the Federal Arbitration Act, 9 U.S.C. §§ 1-16. If no such policy has been adopted, the arbitration shall be governed by the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect on the date of the first notice of demand for arbitration. Notwithstanding any provisions in such rules to the contrary, the arbitrator shall issue findings of fact and conclusions of law, and an award, within fifteen (15) days of the date of the hearing unless the parties otherwise agree.

(c) Issues of procedure, arbitrability, or confirmation of award shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, except that court review of the arbitrator’s award shall be that of an appellate court reviewing a decision of a trial judge sitting without a jury.

(d) The costs and expenses of any arbitration shall be borne by Company and Executive jointly; provided, however, that any filing fee(s) required to be paid by Executive shall be limited to the filing fees required to initiate an action in the Superior Court of Arizona, County of Maricopa, and the Company will pay the balance.

16. Severability and Non-Exclusivity. The rights and remedies set forth in Sections 12, 13 and 14 shall be in addition to and not in lieu of any other rights and remedies available to Fender under the law or in equity. If the courts (or arbitration tribunals) of any one or more jurisdictions shall hold all or any part of the provisions of Sections 12, 13 or 14 unenforceable for any reason, it is the intention of the parties that such determination shall not bar or in any way affect Fender’s right to relief with respect to the remaining portions, all of which shall be deemed severable and individually enforceable, or in any other jurisdiction.

17. Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by facsimile, with receipt confirmed, or mailed first class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

If to Fender:	Fender Musical Instruments Corporation 17600 N. Perimeter Circle, Suite 100 Scottsdale, AZ 85255 Attention: Chief Legal Officer
If to Executive:	Addressed to him at his address on the personnel records of Fender.

18. General.

(a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Arizona applicable to agreements made and to be performed entirely in Arizona.

(b) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes and cancels all prior agreements, arrangements and understandings, written or oral, between the parties, including the Initial Agreement and the Prior Agreement each as defined in the preamble to this Agreement, all of which are hereby nullified, and shall be deemed fully performed.

(c) This Agreement may not be assigned by Executive. Fender may only assign this Agreement to a subsidiary of Fender, provided Fender remains liable therefore. Fender shall assign this Agreement to a bona fide successor to Fender, in the event such a transaction occurs, and Executive hereby consents to any such assignment(s). This Agreement shall inure to and be binding upon Fender, and its successors and assigns.

(d) This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party hereto of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

FENDER MUSICAL INSTRUMENTS CORPORATION

By:	/s/ Mark Van Vleet	/s/ Larry Thomas

Its:	Chief Legal Officer	Larry Thomas

APPENDIX A

Treatment of Parachute Payments

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or another person or entity to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then (i) or (ii) below, as applicable, shall apply:

(i) If a reduction of the Payments to the Safe Harbor Cap (as defined below) would result in a greater after-tax benefit to Executive, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to the Safe Harbor Cap. The reduction of the amounts payable hereunder, if applicable, shall occur in the following order unless Executive elects a different order as of the date hereof: reduction of cash payments, followed by reduction of employee benefits. If the reductions described in the preceding sentence would not result in a reduction of the Payments to the Safe Harbor Cap, further reduction of the Payments shall be made in the manner which has the least economic cost to Executive.

(ii) If a reduction of the Payments to the Safe Harbor Cap would not result in a greater after-tax benefit to Executive, then the amounts payable to Executive under this Agreement shall not be reduced and Executive shall be liable for payment of the Excise Tax.

For purposes of this Agreement, “Safe Harbor Cap” shall mean the maximum amount of Payments that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”).

(b) Subject to the provisions of paragraph (a) above, all determinations required to be made under this Appendix A, including whether and when an Excise Tax is due and the assumptions to be utilized in arriving at such determinations, shall be made by a public accounting firm that is retained by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). Notwithstanding the foregoing, in the event (i) the Company’s Board of Directors shall determine that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Company’s Board of Directors determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting a change in control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company, and the Company shall enter into any agreement reasonably requested by the Accounting Firm in connection with the performance of the services hereunder. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and Executive.

(c) If it is established pursuant to a final determination of a court or the Internal Revenue Service (the “IRS”) proceeding, which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, Executive by the Company, which are in excess of the limitations provided in this Appendix A (hereinafter referred to as an “Excess Payment”), such Excess Payment shall be deemed for all purposes to be a loan to Executive made on the date Executive received the Excess Payment and Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Executive’s receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Appendix A. In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to Executive within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Executive until the date of payment. Executive shall cooperate, to the extent his or her expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment. Executive shall cooperate, to the extent his or her expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment.